Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement to the Form S-1 of our report dated June 25, 2024, (which includes an explanatory paragraph regarding Aja Holdco, Inc.’s ability to continue as a going concern), relating to the financial statements of Aja Holdco, Inc. as of December 31, 2023 and for the period from December 19, 2023 (inception) to December 31, 2023, which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
January 13, 2025